Exhibit 24

ACME PACKET, INC.

Action of the Board of Directors

by Unanimous Written Consent

February 24, 2012

The undersigned, being all of the currently elected and qualified Directors of Acme Packet, Inc., a Delaware corporation (the “Corporation”), pursuant to Section 141(f) of the Delaware General Corporation Law, do hereby consent to the adoption of the following resolutions with effect from the date set forth above:

RESOLVED:	That each of Andrew D. Ory and Peter J. Minihane be and hereby is appointed, as an agent and attorney-in-fact of any officer or director of the Corporation executing the S-8 Registration Statement on behalf of the Corporation or otherwise, with full power and authority, for and on behalf of such officer or director, to execute and file with the Commission the S-8 Registration Statement and any post-effective amendments thereto; that each of Andrew D. Ory and Peter J. Minihane have full power of substitution in connection with the foregoing appointment; and that the officers and the directors of the Corporation be, and each one of them acting individually is, hereby authorized and empowered to execute and deliver an appropriate power of attorney evidencing the foregoing appointment.

IN WITNESS WHEREOF, the undersigned have executed this Unanimous Written Consent as of the date first above written.

/s/ Gary J. Bowen
Gary J. Bowen

/s/ David B. Elsbree
David B. Elsbree

/s/ Robert C. Hower
Robert C. Hower

/s/ Patrick J. MeLampy
Patrick J. MeLampy

/s/ Andrew D. Ory
Andrew D. Ory

/s/ Robert G. Ory
Robert G. Ory

/s/ J. Russell Muirhead
J. Russell Muirhead